UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 8-A12B/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            Opexa Therapeutics, Inc.
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             (Exact name of registrant as specified in its charter)

                 Texas                                      76-0333165
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 (State of incorporation or organization)   (I.R.S. Employer Identification No.)

 2635 N. Crescent Ridge Drive                         The Woodlands, TX 77381
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 (Address of principal executive offices)                      (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

                 Title of each class            Name of each exchange on which
                 to be so registered.          each class is to be registered.

            Common Stock, par value $0.50          NASDAQ Stock Market LLC



If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities  Act  registration  statement file number to which this form relates:
Not Applicable.

Securities  to  be  registered  pursuant  to  Section  12(g)  of  the  Act:  Not
Applicable.



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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

         The following is a description of the capital stock of the Company.

Common Stock

         We are authorized to issue 100,000,000 shares of common stock, par value $0.50 per share. As of August 28, 2006, there were 6,696,784 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. There are no cumulative voting rights. Common stockholders do not have preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to conversion or redemption. In the event of liquidation, the holders of common stock will share equally in any balance of corporate assets available for distribution to them. Subject to the rights of holders of the any other securities subsequently issued, holders of the common stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available. We have not paid any dividends since its inception and have no intention to pay any dividends in the foreseeable future. Any future dividends would be subject to the discretion of the Board of Directors and would depend on, among other things, our future earnings, the operating and financial condition, our capital requirements, and general business conditions.

Preferred Stock

         We are authorized to issue 10,000,000 shares of preferred stock, no par value per share. As of August 28, 2006, no shares of preferred stock are issued and outstanding. Our Board of Directors can, without approval of our stockholders, issue one or more series of preferred stock. If we offer preferred stock, our Board of Directors will determine the number of shares and the rights, preferences and limitations of each series. These rights, preferences and limitations may include specific designations, number of shares, liquidation value, dividend rights, liquidation and redemption rights, voting rights, preferences and limitations of each series. These rights, preferences and limitations may include specific designations, number of shares, liquidation value, dividend rights, liquidation and redemption rights, voting rights, other rights, including conversion or exchange rights, if any, and any other specific terms.

Item 2. Exhibits.

         None.




                                    SIGNATURE

         Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Opexa Therapeutics, Inc.

Dated: August 30, 2006

By: /s/Lynne Hohlfeld
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       Lynne Hohlfeld, Chief Financial Officer